INVESTMENT ADVISORY AGREEMENT

             Agreement made this ____ day of_____________, 1992 between The Henlopen Fund, a Delaware business trust (the "Trust"), and Landis Associates, Inc., a Delaware corporation (the "Adviser").

                              W I T N E S S E T H:
             WHEREAS, the Trust is in the process of registering with the Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940 (the "Act");

             WHEREAS, upon so registering with the Securities and Exchange Commission, the Trust will be a registered investment company satisfying the conditions of Section 10(d) of the Act; and

             WHEREAS, the Trust desires to retain the Adviser, which is an investment adviser registered under the Investment Advisers Act of 1940 and which is engaged principally in the business of rendering investment supervisory services within the meaning of Section 202(a)(13) of the Investment Advisers Act of 1940, as its investment adviser.

             NOW, THEREFORE, the Trust and the Adviser do mutually promise and agree as follows:

             1. Employment. The Trust hereby employs the Adviser to manage the investment and reinvestment of the assets of the Trust for the period and on the terms set forth in this Agreement. The Adviser hereby accepts such employment for the compensation herein provided and agrees during such period to render the services and to assume the obligations herein set forth.

             2. Authority of the Adviser. The Adviser shall supervise and manage the investment portfolio of the Trust, and, subject to such policies as the trustees of the Trust may determine, direct the purchase and sale of investment securities in the day to day management of the Trust. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust. However, one or more shareholders, officers, directors or employees of the Adviser may serve as directors and/or officers of the Trust, but without compensation or reimbursement of expenses for such services from the Trust. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Certificate of Trust or Trust Instrument, dated September 16, 1992, or any applicable statute or regulation, or to relieve or deprive the trustees of the Trust of their responsibility for, and control of, the affairs of the Trust.

             3. Expenses. The Adviser, at its own expense and without reimbursement from the Trust, shall furnish office space, and all necessary office facilities, equipment and executive personnel for managing the investments of the Trust. The Adviser shall pay the salaries and fees of all officers and trustees of the Trust (except the fees paid to those trustees who are not interested persons of the Adviser, as defined in the Act, and who are not officers or employees of the Trust). The Adviser shall also bear all sales and promotional expenses of the Trust, except for expenses incurred in complying with laws regulating the issue or sale of securities. Fees paid for attendance at meetings of the Trust's trustees to trustees of the Trust who are not interested persons of the Adviser, as defined in the Act, as amended, shall be borne by the Trust. The Trust shall bear all other expenses initially incurred by it, provided that the total expenses borne by the Trust, including the Adviser's fee but excluding all federal, state and local taxes, interest, brokerage commissions and extraordinary items, shall not in any year exceed that percentage of the average net asset value of the Trust for such year, as determined by valuations made as of the close of each business day, which is the most restrictive percentage provided by the state laws of the various states in which the Trust's shares are qualified for sale. The expenses of the Trust's operations borne by the Trust include by way of illustration and not limitation, the costs of preparing and printing its registration statements required under the Securities Act of 1933 and the Act (and amendments thereto), the expense of registering its shares with the Securities and Exchange Commission and in the various states, the printing and distribution cost of prospectuses mailed to existing shareholders, the cost of share certificates trustee and officer liability insurance, reports to shareholders, reports to government authorities and proxy statements, interest charges, taxes, legal expenses, salaries of administrative and clerical personnel, association membership dues, auditing and accounting services, insurance premiums, brokerage and other expenses connected with the execution of portfolio securities transactions, fees and expenses of the custodian of the Trust's assets, expenses of calculating the net asset value and repurchasing and redeeming shares, charges and expenses of dividend disbursing agents, registrars and stock transfer agents and the cost of keeping all necessary shareholder records and accounts.

             The Trust shall monitor its expense ratio on a monthly basis. If the accrued amount of the expenses of the Trust exceeds the expense limitation established herein, the Trust shall create an account receivable from the Adviser for the amount of such excess. In such a situation the monthly payment of the Adviser's fee will be reduced by the amount of such excess, subject to adjustment month by month during the balance of the Trust's fiscal year if accrued expenses thereafter fall below the expense limitation.

             4. Compensation of the Adviser. For the services and facilities to be rendered and the charges and expenses to be assumed by the Adviser hereunder, the Trust shall pay to the Adviser an advisory fee, paid monthly, based on the average net asset value of the Trust, as determined by valuations made as of the close of each business day of the month. The advisory fee shall be 1/12 of 1% (1% per annum) of such net asset value. For any month in which this Agreement is not in effect for the entire month, such fee shall be reduced proportionately on the basis of the number of calendar days during which it is in effect and the fee computed upon the average net asset value of the business days during which it is so in effect.

             5. Ownership of Shares of the Trust. Except in connection with the initial capitalization of the Trust, the Adviser shall not take, and shall not permit any of its shareholders, officers, directors or employees to take, a long or short position in the shares of the Trust, except for the purchase of shares of the Trust for investment purposes at the same price as that available to the public at the time of purchase.

             6. Exclusivity. The services of the Adviser to the Trust hereunder are not to be deemed exclusive and the Adviser shall be free to furnish similar services to others as long as the services hereunder are not impaired thereby. Although the Adviser has permitted and is permitting the Trust to use the name "Henlopen", it is understood and agreed that the Adviser reserves the right to use and to permit other persons, firms or corporations, including investment companies, to use such name, and that the Trust will not use such name if the Adviser ceases to be the Trust's sole investment adviser. During the period that this Agreement is in effect, the Adviser shall be the Trust's sole investment adviser.

             7. Liability. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Trust or to any shareholder of the Trust for any act or omission in the course of, or connected with, rendering services hereunder, or for any losses that may be sustained in the purchase, holding or sale of any security.

             8. Brokerage Commissions. The Adviser may cause the Trust to pay a broker-dealer which provides brokerage and research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934 (the "Exchange Act"), to the Adviser a commission for effecting a securities transaction in excess of the amount another broker-dealer would have charged for effecting such transaction, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by the executing broker-dealer viewed in terms of either that particular transaction or his overall responsibilities with respect to the accounts as to which he exercises investment discretion (as defined in Section 3(a)(35) of the Exchange Act).

             9. Amendments. This Agreement may be amended by the mutual consent of the parties; provided, however, that in no event may it be amended without the approval of the trustees of the Trust in the manner required by the Act, and by the vote of the majority of the outstanding voting securities of the Trust, as defined in the Act.

             10. Termination. This Agreement may be terminated at any time, without the payment of any penalty, by the trustees of the Trust or by a vote of the majority of the outstanding voting securities of the Trust, as defined in the Act, upon giving sixty (60) days' written notice to the Adviser. This Agreement may be terminated by the Adviser at any time upon the giving of sixty (60) days' written notice to the Trust. This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the Act). Subject to prior termination as hereinbefore provided, this Agreement shall continue in effect for two (2) years from the date hereof and indefinitely thereafter, but only so long as the continuance after such two (2) year period is specifically approved annually by (i) the trustees of the Trust or by the vote of the majority of the outstanding voting securities of the Trust, as defined in the Act, and (ii) the trustees of the Trust in the manner required by the Act, provided that any such approval may be made effective not more than sixty
   (60) days thereafter.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day first above written.

                                      LANDIS ASSOCIATES, INC.
                                      (the "Adviser")



   By: _______________________        By:  ________________________
       Abigail Rickert Hershey             Michael L. Hershey
       Secretary                           President


                                 THE HENLOPEN FUND
                                 (the "Trust")



   By: _______________________   By:  ________________________________
       Jane M. Teasley                Michael L. Hershey
       Secretary                      President